                                                                EXHIBIT 10.44
                                  AGREEMENT
                                  ---------

     THIS AGREEMENT made and executed this 12th day of January, 2001, between AURORA FOODS INC. with its offices at 75 Empire Drive, West Seneca, New York, 14224, hereinafter referred to as the Employer and the BAKERY, CONFECTIONERY, TOBACCO WORKERS & GRAIN MILLERS' INTERNATIONAL UNION OF AMERICA, LOCAL 429, with its offices at 1560 Harlem Road, Cheektowaga, New York, 14206, hereinafter referred to as the Union.

                              W I T N E S S E T H:
                              --------------------

     This Agreement as to hours, wages and working conditions is entered into and shall be binding on the parties hereto and their successors and assigns from January 12th, 2001 until terminated as hereinafter provided.


                            ARTICLE 1 - RECOGNITION
                            -----------------------

     Section 1. The Employer recognizes the Union as the collective bargaining agent for all of his Employees, at the Aurora Foods West Seneca facility production, quality assurance, shipping, packing, maintenance and sanitation, including regular part-time Employees, but excluding store clerks, office and clerical Employees, route salesmen, drivers and supervisors.

     Section 2. It shall be a condition of employment that all of the Employer's Employees in the contractual bargaining unit who are members of the Union in good standing on either the effective date or the execution date of the Agreement, whichever is later, shall remain members in good standing for the term of the Agreement; those Employees in the unit who are not members on the latter of those two dates, shall become Union members on the 31st day following either the effective date or the execution date of this Agreement, whichever is later, and remain good standing members for the term of the Agreement; all new Employees in the unit shall become Union members on the 31st day following the beginning of such employment, and remain good standing members for the term of the Agreement.

                 It is agreed that the Employer shall retain in his employ only such Employees covered by this Agreement who are dues paying members in good standing of the Bakery, Confectionery, Tobacco Workers & Grain Millers' International Union of America. Good standing members are those owing not more than two (2) months dues. The Employer shall have sixty (60) calendar days to determine if the new Employee qualifies to do the work before he/she shall be considered regular full-time during which time the Employee may be discharged without recourse, unless the Union and Employer agree in writing to extend the period for a term not to exceed three (3) weeks.

                                                                               1
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                           ARTICLE 2 - HOURS OF WORK
                           -------------------------

     Section 1. Minimum wages and classification shall be as agreed upon in negotiation conferences and as set forth in Schedule `A', a copy of which is annexed hereto and made a part hereof, and is to be identified by the signature of the Employer and the Union.

     Section 2. The normal work day for full-time Employees shall be seven and one-half (7.5) hours and the normal work week shall consist of five (5) days or thirty-seven and one-half (37.5) hours, which need not be worked consecutively, being the normal times worked at straight time rates. A part-time Employee is one who works less than thirty-seven and one-half (37.5) hours per week. The normal workweek shall commence on a Sunday or any other day which shall be selected at the option of the Employer. This section is intended only to provide a basis for the calculation of overtime and it should not be construed as a guarantee of work per day or per week.

     Section 3. All regular full-time Employees asked to report for work shall be guaranteed seven and one-half (7.5) hours per day and all part-time Employees asked to report for work shall be guaranteed four (4) hours per day, except those voluntarily agreeing to work less hours.

     Section 4. All hours worked in excess of seven and one half (7.5) hours in any one day and/or thirty-seven and one-half (37.5) hours per week, shall be compensated for at the rate of time and one-half the straight time hourly classification rate.

     Section 5. Time and one-half the straight time hourly classification rate shall be paid for all hours worked on the sixth (6th) day and double time on the seventh (7th) consecutive day of any one (1) work week. For the purposes of this section the day is defined as no less than seven and one half (7.5) hours worked, with the exception of those voluntarily agreeing to work less hours.

     Section 6. Overtime is to be calculated on either the daily or weekly basis, whichever is greater, but not on both.

     Section 7. Except in the event of an emergency, no Employee may be required to work more than ten (10) hours in any one (1) day. As far as possible the distribution of available overtime shall be equally divided among all Employees, subject, however, to the qualifications of such Employee to do the required work. For the purpose of this Agreement, emergency shall be defined as a malfunction in the production line or plant support, an unavoidable absence with regard to which the Employer was not notified within a reasonable time or an injury occurring during the work day with regard to whose station no replacement can be reasonably found.

                 When Employees are required to work overtime, they shall be so notified at least one (1) hour before the completion of their scheduled shift, except in cases of emergency.

                                                                               2
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     Section 8.  The parties agree that it is the spirit and intent of this
Agreement for all Employees to enjoy a five (5) day work week. The Union recognizes however, that occasions may arise when it might become necessary for an Employer to request that work be performed on the sixth (6th) day and/or seventh (7th) consecutive day. The Union, therefore, agrees that if under such circumstances, it cannot supply qualified workers as needed by the Employer, the Employees will work the extra day or days unless they have a valid reason for not doing so. The Shop Committee and Management will resolve any questions concerning the validity of any such excuse.


                              ARTICLE 3 - HOLIDAYS
                              --------------------

    Section 1.
    ---------

     (a) The following days shall be observed as holidays. All observances shall be as prescribed by the Federal Government.

                    New Year's Day                Labor Day
                    Martin Luther King Day        Thanksgiving Day
                    Easter Monday                 Christmas Eve
                    Memorial Day                  Christmas Day
                    Independence Day

     (b) An Employee's birthday shall be considered a holiday, provided that the Employee has so notified the Employer in writing at least two (2) weeks prior thereto, each year of the term of this Agreement. In the event two (2) or more Employees' birthdays fall on the same day, seniority shall prevail.

     Section 2. To be eligible for a particular unworked holiday, an Employee must meet all of the following requirements:

            (a) The Employee must have thirty (30) days of service as a full-time Employee.

            (b) In the case of a full-time Employee, he/she must have worked seven and one-half (7.5) hours on his/her scheduled shift the day preceding the holiday and seven and one-half (7.5) hours on his/her scheduled shift the day following the holiday.

                 Eligible Employees shall receive seven and one-half (7.5) hours pay for each holiday in the case of a full-time Employee. In the event an Employee is prevented from reporting to work because of inclement weather conditions, this factor may be considered by the Employer in determining whether the Employee reported for work during said week, but said factor need not be conclusive.

     Section 3. Time and one-half the straight time hourly classification rate shall be paid for all hours worked on the fifth (5th) day in a holiday week. In the event Employees are
                                                                               3
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required to work on the sixth (6th) and seventh (7th) day in a holiday week, they shall be entitled to double the straight time hourly classification rate for hours worked on such days.

     Section 4. In the event an Employee is laid off during a holiday week, if employed over one year prior to being laid off, said Employee shall be entitled to holiday pay as described in Section 2 hereof. Wherever practicable, there shall be no Employee training during said week.

     Section 5. In the case of sickness or accident on an Employee's last scheduled day before a holiday or first scheduled day after a holiday, the Employee can receive holiday pay. However, the Employee affected must have a Doctor's Certificate. The Employer will have the right to check on the Doctor's Certificate. The Union will cooperate with the Employer if the Employer has any problems on the above. Employees who are receiving Disability or Workers' Compensation payments will not be eligible for holiday pay.

     Section 6. No production work will be performed on the holidays. However, no overtime shall be earned by Employees facilitating the shutdown prior to a holiday day or reopening it subsequent thereto. Rest periods are deemed waived for this purpose.

     Section 7. Time and one-half the straight time hourly classification rate shall be paid for all hours worked on the holiday except no overtime shall be earned by Employees facilitating the shutdown prior to a holiday day or reopening it subsequent thereto.

     Section 8. The Company and the Union agree that normally holidays will be scheduled to begin at 10:00 P.M. the day before the holiday and end at 10:00 P.M. on the holiday. However, it is understood the Company and the Union may change this time frame by mutual agreement.


                           ARTICLE 4 - NIGHT PREMIUM
                           -------------------------

     A night premium of twenty cents ($.20) per hour will be paid to employees regularly assigned to second or third shifts. Night premium will be included in the overtime computation for the assigned second and third shift employees.


                       ARTICLE 5 - LUNCH & RELIEF PERIODS
                       ----------------------------------

     Not less than or more than thirty (30) minutes lunch period shall be granted to all Employees in the middle of the work day, which shall not be paid for nor included in the regular working hours.

     Employees scheduled to work seven and one-half (7.5) hours or more shall receive two (2) ten (10) minute relief periods, one (1) period before and one
(1) period after lunch. If the workday is more than seven and one half (7.5) hours, a fifteen (15) minute relief period shall be granted after the seven and one-half (7.5) hours. Additional ten (10) minute relief periods
                                                                               4
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will be granted for every additional two (2) hours of work. These relief periods shall be considered as time worked and compensated for. For the purpose of company meetings only, any employee required to attend a company meeting shall receive a rest period only if the meeting will require more than one (1) hour to attend.


                             ARTICLE 6 - REST HOURS
                             ----------------------

     There shall be a minimum of twelve (12) hours of rest for all Employees between daily shifts; and a minimum of thirty-six (36) hours of rest during their regular scheduled day off; and sixty (60) hours rest between shifts when a double holiday or double day off occurs. The sixty (60) hours rest shall be the maximum circumstance for which the following premium pay guidelines shall apply.

     Any Employee called in to work before the expiration of the aforementioned rest hour shall be compensated for all such hours worked at double his/her straight time hourly classification rate, and such hours worked shall be considered a part of the daily guarantee and shall also be used towards the seven and one-half (7.5) hour daily overtime calculation. It is understood that overtime is calculated on either the daily or weekly basis, whichever is greater, but not on both.


                ARTICLE 7 - WAGES FOR HIGHER CLASSIFICATION WORK
                ------------------------------------------------

     Section 1. In the event an Employee works in a higher paid classification than his/her own, he/she will receive the higher classification rate for such hours worked, provided however, if such Employee works in excess of four (4) hours on any one (1) shift, he/she shall be paid the higher classification rate for the entire shift. If an Employee works twenty (20) hours or more per week, he/she will receive the higher classification rate for the entire week.

     Section 2. Any Employee receiving a higher hourly rate than specified in this Agreement shall not be reduced, provided his/her classification of work is not changed on a permanent basis.


                             ARTICLE 8 - VACATIONS
                             ---------------------

     Section 1. All full-time Employees covered by this Agreement shall receive vacation according to the following schedule:

     Continuous Service                                  Vacation
     ------------------                                  --------
     1 year, but less than 2 years                       1 week
     2 years, but less than 5 years                      2 weeks
     5 years, but less than 14 years                     3 weeks
     14 years, but less than 20 years                    4 weeks
     20 years or more                                    5 weeks

     Section 2. Full-time Employees on vacation shall receive as vacation pay thirty-seven and one-half (37.5) hours pay for one (1) weeks vacation, seventy-five (75) hours pay for two (2) weeks vacation, one hundred-twelve and one-half (112.5) hours pay for three (3) weeks vacation, one hundred-fifty (150) hours pay for four (4) weeks vacation and one hundred-eighty seven and one-half (187.5) hours pay for five (5) weeks vacation. A full-time Employee who shows a pattern of night work three (3) weeks prior to taking a vacation will receive night premium pay in their vacation pay.

     Section 3. The regular vacation period shall be from the 1st day of January until the 31st day of December and shall be distributed in accordance with seniority during such period of time. All vacation polling will be completed by March 1st. A minimum of one (1) person per shift shall be entitled to vacation during the regular vacation period (two [2] in packing). Should a single down week occur, all Employees not scheduled to work that week will be required to take one (1) week of vacation during that time. Should two (2) successive down weeks occur, all Employees not scheduled to work those weeks will be required to take a maximum of two (2) weeks of vacation during that time. All Employees will be excluded from this provision if the shutdown is outside the last week of June, the entire months of July and August. Notification of Plant down week(s) will take place not later than February 1st.

     Section 4. Qualified relief must be available to the Employer during the Employee's vacation period.

     Section 5. Full-Time Employees eligible for vacation must take their vacation, except that an Employee who loses time at work, due to illness or unforeseen emergency, may, subject to approval by the Employer and the Union, work during his/her vacation period and receive the extra compensation.

                 Any regular, Full-Time Employee with one (1) year of service will receive their vacation according to the following schedule:

                   Hours Worked      Percent of Vacation
                   ------------      -------------------

     1275 Hours or more                     100%
     Less than 1275 but more than 975        75%
     Less than 975 but more than 487.5       50%
     Less than 487.5                          0%

                 For purposes of calculating hours worked the following will be included: paid sick time, jury duty, time off for Union business, vacation, military duty (up to two (2) weeks per year), and overtime (one (1) hour worked equals one (1) hour of credit).

     Section 6.  The seniority list of Employees shall be posted at least thirty
(30) days prior to the start of the vacation period. The vacation schedule shall be posted and remain posted throughout the vacation period. Employees shall choose their time of vacation within two (2) weeks after the posting of the seniority list.

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                      ARTICLE 9 - JOB POSTING AND BIDDING
                      -----------------------------------

     Section 1. In all cases of filling of regular full-time vacancies which are required to be posted, the length of continuous service shall be the governing factor (seniority). However, the Employee must also have the ability and physical fitness to perform the work and must have a good work record including attendance, tardiness, and job performance. In determining an Employee's ability and physical fitness to perform the normal requirements of the new job, consideration will be given to job experience, related job experience, education, and/or ability.

     Section 2. A job, other than a supervisory one, becoming open as a regular full-time vacancy shall be posted on the appropriate bulletin board for a period of three (3) working days by the Employer and assigned to the senior qualified bidder.

     Section 3. A standard form of posted notice shall be used for advertising such job vacancy and shall contain the following information: department, date of posting notice, description and rate of job that is vacant. Such bids shall be in writing and submitted by the Employee to the Employer.

     Section 4.  The following rules for bidding shall apply:
     ---------

             (a) In the event of a transfer to the production department, the applicant must have a minimum of six (6) months seniority and a good work record, including attendance, tardiness, and performance.

             (b)  Anyone not making claim or refusing the job within seventy-two
(72) hours after notice is posted shall forfeit any claim to the job unless it again becomes available.

             (c) Where no one signs the bid, the Employer will assign the work to either a new Employee or to one of the part-time Employees most fitted for the job.

             (d) With respect to hourly pay rates, the following applies. Up bidding can take place at any time. If an Employee bids up, laterally or down, and is placed in the new job, he/she cannot bid laterally or down for a six (6) month period. Within five (5) working days on the job, if the Employee shall so elect, he/she shall be permitted to return to his/her former job, but will not be permitted to lateral or down bid for a six (6) month period. If within fifteen (15) working days on the job, the Employee is adjudged as having failed to perform satisfactorily, he/she shall be permitted to return to his/her former job and his/her replacement shall return to his/her former job. If an Employee is returned to his/her former job because he/she failed to perform satisfactorily, he/she will not be permitted to rebid into that department, from which he/she was disqualified, for a period of six (6) months.

             (e)  With respect to shift preference, the following applies:
Notwithstanding the foregoing in Section 4(d), an Employee may bid to a preferred shift within his/her present department and job for which he/she is qualified and requires no additional training.

          When the Employee is awarded and accepts the new shift he/she, at the time this choice is made, waives his/her five (5) day trial period, and will not be permitted to return to his/her former shift. Shift preference bidding, as described in this section, will be allowed only once in any six (6) month period.

          Additionally, within the Production Department one (1) lateral bid may be made per shift within a six (6) month period. As is the case with a shift preference bid, when the employee is awarded and accepts the bid, he/she waives his/her five (5) day trial period, and will not be permitted to return to his/her former job.

          (f) When an Employee accepts a job which has been posted, before his/her trial period begins, his/her name will be removed from all other active bid sheets. If more than one (1) Employee signs a bid sheet, when that bid sheet is removed from the bulletin board, it remains active until the job is filled. If the senior qualified Employee on a multi-signed bid refuses or is disqualified from the job, as outlined in Section 4(d), the 2nd senior qualified Employee will be given the opportunity to fill the open job. If the 2nd senior Employee refuses or is disqualified from the job, then the 3rd senior qualified Employee is given the opportunity to fill the job. This procedure is followed until the job opening is filled or until all names on the bid sheet have been exhausted, at which time the bid sheet becomes inactive.

          (g) It is understood by both the Company and the Union that an Employee, who bids into and is awarded a job in the Production Department, will be required to accept training and become qualified in all Production Department jobs. It is also understood that the fifteen (15) day trial period outlined in
Section 4(d) does not allow adequate time for an Employee to become fully qualified in all production jobs. If, after the fifteen (15) day trial period, the Employee is awarded the job, but does not actively and willingly accept training or, after receiving adequate training, does not become qualified in all Production Department jobs, his/her performance will be brought to the Union's attention before remedial action is taken by the Company. In any case, he/she will not be able to bump the Employee who filled his/her former job.

     Section 5. An Employee who claims a job which has been posted need not be transferred by the Employer to the posted job if the transfer will affect the progress of an unusually important job or if there is an emergency which requires the Employee's retention on his/her present job. Nor shall he/she be transferred until a replacement has been secured for him/her. The Company will aggressively seek a replacement for any Employee who is waiting to be transferred.

                 A person who successfully bids on a job must be moved within six (6) weeks or he/she should receive the rate of pay (if higher), but still receives five (5) days to adjust, and your time period starts after two (2) weeks for purposes of bidding rights. Awarded job bid is to be posted within seventy-two (72) hours of job being taken down. This time period may be extended from six (6) weeks to eight (8) weeks due to unforeseen circumstances upon mutual agreement between the Company and the Union.

     Section 6. In the event a part-time Employee works thirty-seven and one-half (37.5) hours or more on a job for a period of six (6) weeks, not including replacement for vacation or absence of Employees, the job shall be considered a full-time position, subject to posting and bidding.

     Section 7. Employees who are absent from the plant with a reasonable excuse, shall be eligible to have their name placed on a bid which is posted during their absence, if they complete and turn into the Company a bid preference request which indicates any job positions for which they wish to be considered during such absence.

     Section 8. Notwithstanding the foregoing an Employee holding a bid position, whose bid position has been eliminated and subsequently recreated within three (3) months, has the right to first refusal of the original job. This applies only to the Employee whose job was eliminated.

     Section 9. In the event of a significant change in the packing department workforce needs (e.g.: five (5) day v. six (6) day production schedule), seniority will be a determining factor in job assignments. As always performance must be maintained at an acceptable level.


                            ARTICLE 10 - SENIORITY
                            ----------------------

     Section 1. The Employer and the Union believe in the principles and doctrines of seniority, but in individual cases shall take into consideration the efficiency, needs and industry of the Employee affected.

     Section 2. The Employer agrees to notify the Union, once a week, of the names and classifications of new Employees hired during that week.

     Section 3. When reductions in the working force become necessary, the Employer shall give proper recognition to the length of the Employee's service. Seniority is the right of preference in the event of permanent layoff and recall. When layoffs become necessary, the full time Employee with the least amount of seniority shall be laid off first, and in recalling Employees, the last Employees laid off shall be the first to be recalled, except that the right of preference for Maintenance Department Employees shall be limited to the Maintenance Department and the right of preference for all other plant Employees shall be limited to the Production, Quality Assurance, Packing, Sanitation and Shipping Departments. However, it is understood that part time Employees shall be laid off first wherever practical.

     Section 4.  Seniority rights shall terminate if an Employee:

          (a)  Voluntarily quits.

          (b)  Is discharged for just cause.

          (c) Fails to return to work within three (3) days after notice by registered or certified mail to his/her last known address. A copy of such notice shall also be served by mail upon the Local Union.

          (d)  Is laid off for the following period of time:

               (1) Employees with less than one (1) year continuous service: forty-five (45) days. However, non-probationary Employees rehired within sixty
(60) days from date of layoff will have their seniority reinstated to their original hire date after working a period equal to the amount of time such Employee was on layoff.

               (2) Employees with less than two (2) years continuous service: one hundred twenty (120) days.

               (3) Employees with less than three (3) years continuous service: two hundred forty (240) days.

               (4) Employees with less than four (4) years continuous service: three hundred forty (340) days.

               (5) Employees with less than five (5) years continuous service: four hundred eighty-five (485) days.

               (6) Employees with more than five (5) years of continuous service: seven hundred thirty (730) days.

     (e) Absences of two (2) years or more, excluding layoff, shall terminate seniority. Extensions may be granted by mutual agreement between the Employer and the Union. This applies to cases occurring on or after September 1, 1998. The Company agrees to notify the Union and the Employee, in writing, each month for the three (3) months preceding the expiration of the two (2) year time frame about the impending termination of seniority.

     (f)  Voluntarily transfers from full time to part time.


                             ARTICLE 11 - UNIFORMS
                             ---------------------

     The Employer agrees to furnish hairnets and caps, and to furnish and launder and keep in repair, aprons, shirts and trousers for the Employees covered by this Agreement.

                         ARTICLE 12 - DEATH IN FAMILY
                         ----------------------------

     In the event of a death in a full-time Employee's immediate family i.e. father, mother, sister, brother, son, daughter, (includes adopted children) wife or husband, mother-in-law, father-in-law, grandfather or grandmother, it is recognized by the parties that the Employee may need time off to attend the funeral service. For the above listed immediate family members, the Employer shall grant seven and one-half (7.5) hours pay at the straight time hourly rate for three (3) full days. It is intended that any event that authorizes three (3) days of bereavement will receive three (3) days of pay. (This benefit is not intended to be used for the purpose of generating overtime.) In the case of a part-time Employee, they will be paid proportionately according to their schedule. In the event of the death of a regular full-time Employee's immediate brother-in-law or sister-in-law, it is recognized that the Employee may need time off to attend the funeral service. If this day is one of the Employee's scheduled workdays, the Employee will be granted seven and one-half (7.5) hours pay at the straight time hourly rate for the day. This applies to an Employee's brother's or sister's spouse, or the Employee's spouse's brother or sister.


                            ARTICLE 13 - JURY DUTY
                            ----------------------

     The Employer agrees to pay a full seven and one-half (7.5) hours pay at straight time hourly classification rate for each day that an Employee is required to serve and does serve as a juror, provided his/her department is scheduled to work on the day or days actually served on a jury. The Employee, however, will be required to turn in to the Employer the jury fees in order to receive the compensation above provided.


                      ARTICLE 14 - PHYSICAL EXAMINATIONS
                      ----------------------------------

     The Employer shall pay for all physical examinations of Employees with the exception of pre-employment physical examinations that may be required by law, city ordinance and the Employer.


                           ARTICLE 15 - UNION LABEL
                           ------------------------

     All bagels and bread shall bear the Union Label. Such bagels and bread labels shall cost the Employer the current price. The Union shall claim the right to withdraw the label at any time, in case of misunderstanding. As printed packages become standardized for bagels and bread, they shall bear the Union Label. The Union will furnish the Employer Shop Cards for his own stores.

                          ARTICLE 16 - UNION BUSINESS
                          ---------------------------

     Section 1. A representative of the Union shall be granted admission to the Bakery during working hours, on notification to the Manager or his representative, to interview members of the Union on Union business, provided it does not interfere with the efficient operation of the Bakery.

     Section 2. The Employer shall provide in a conspicuous place, a bulletin board for the use of the Employees and the Union. All postings are to be official Union business and/or approved by the local Human Resources Manager.


                      ARTICLE 17 - SELECTIVE SERVICE ACT
                      ----------------------------------

     The rights of an Employee under the Selective Service and Training Act are recognized by both parties, and incorporated in this Agreement as if actually written herein.


                       ARTICLE 18 - GRIEVANCE PROCEDURE
                       --------------------------------

     Should differences arise between the Employer and the Union as to the meaning and application of this Agreement, an earnest effort shall be made to settle such differences promptly by the following methods of procedure:

          (a) The Shop Chairman or Chairlady shall appoint a steward from each shift to represent the Union and the Employees in the negotiation of any grievances or disputes.

          (b) The Employee who believes he/she has suffered a grievance, together with his/her department steward shall meet with his/her immediate supervisor and attempt to adjust the difference. The supervisor will provide a verbal response to the steward within twenty-four (24) hours after the conclusion of this meeting. Complaints resolved in this step shall be non-precedent setting.

          (c) If no satisfactory settlement is reached in the preceding paragraph, the Employee who believes he/she has suffered a grievance shall submit the same in writing, signed by both the Employee and his/her steward, to the Employee's immediate superior in an attempt to arrive at a satisfactory settlement within three (3) working days after the inception of the acts or occurrences or omissions constituting the basis of the grievances, or the right to make a grievance is deemed to be waived.

          (d) If no satisfactory settlement is reached in the preceding paragraph (c) within three (3) working days after its submission to the Employee's immediate superior, the grievance shall then be discussed between the steward, Employee's immediate superior, Employee and Employer's manager or representative within three (3) working days after the expiration of the time period set forth in the preceding subparagraph (c).

          (e) In the event that the parties in preceding paragraph (d) cannot settle or adjust the grievances within three (3) working days after its submission, the grievances shall then be discussed between the Shop Chairman and his/her selected Committee, the Employee, the Employee's immediate Supervisor, Plant Manager and Business Agent of the Union.

          (f) If the parties in preceding subparagraph (e) have not settled or adjusted the grievance within five (5) working days after its being submitted to them, then either the Employer or the Union can submit the matter to the New York State Board of Mediation for purposes of arbitration as hereinafter set forth, within seven (7) working days after the expiration of the aforementioned five (5) day period. In the event the New York State Board of Mediation is abolished the parties agree to use the services of the American Arbitration Association. The seven (7) working day period may be extended up to thirty (30) calendar days upon agreement of the Plant Manager and Union Business Agent. If the grievance is settled, a written disposition shall be noted and filed by the parties.

          (g) Grievances shall be separately arbitrated and are not to be merged.

          (h) In the event of a dispute, the Employer may take the initiative following its interpretation of the contract provisions in question, subject to the grievance procedure.

                                  Arbitration
                                  -----------

          (a) Arbitration is available only to the Union and the Employer and cannot be availed of until all the steps to be followed in the grievance procedure have been complied with, at which time either party may submit the controversy to arbitration as hereinabove sets forth.

          (b) It is expressly understood that in no event shall the arbitrator have jurisdiction or authority to add to, subtract from, modify or in any way change the provisions of this Agreement.

          (c) Any issues involving interpretations and/or application of any terms of this Agreement may be initiated by either party directly, i.e., the Union or the Employer, with the other party. Upon the failure of the Union and Employer to agree, it may then be submitted directly to the New York State Board of Mediation for arbitration. In the event the New York State Board of Mediation is abolished the parties agree to use the services of the American Arbitration Association. There shall be no strikes or lockouts while grievances or arbitration procedures are pending. No Employee shall have the right to compel arbitration, this right being reserved to the Union and the Employer.

                         ARTICLE 19 - NO STRIKE CLAUSE
                         -----------------------------

     The Union agrees that during the life of this Agreement, the Union will not permit or cause its members to participate in any strike, slowdown, or stoppage (total or partial) of work, or interfere directly or indirectly with the full operation of the plant. The Employer shall have the right to discharge or suspend any Employee participating in any action in violation of this section. The Employer, on its part, agrees that there shall be no lockouts of any of its Employees during the life of this Agreement.


                         ARTICLE 20 - BENEFITS PACKAGE
                         -----------------------------

Medical Benefits
----------------

     The Employer agrees to provide all regular full-time Employees coverage under the Independent Health or Community Blue plans with riders for Prescription Drug Plan, Age 25 Dependent Coverage if full-time student, Prosthetic Devices and Medical Appliances, and Inpatient Rehabilitation for Substance Abuse. Additional plans may be offered if the Company determines it is cost effective to do so.

     Effective September 1, 2001 the current medical plans will be modified to reflect an increase in the doctor's office visit co-pay and the prescription drug co-pay. If medical premiums are increased by the carriers by more than five (5%) percent, the Employer and the Union agree to discuss plan design changes in an effort to minimize additional costs to the Company and the Union membership. The Company and the Union must agree to the changes.

     Plan Redesigns for Community Blue (Option #5) and Independent Health (Option #3) will become effective 9/1/01. The changes within these plans are as follows:

               Community Blue     Advantage     Independent Health
               --------------     ---------     ------------------
OV Copay            $15            $10/$20             $15
                                   $15/$15
Rx Copay            $10            $10/$20          $5/$10/$25
OP Surgery                                             $15

     Medical coverage shall begin the first day of the month following completion of the Employee's probationary period. Employees participating in the medical benefits plan will be required to pay an Employee contribution equal to ten percent (10%) of the premium cost effective January 1, 2000 through December 31, 2001.

     Effective January 1, 2002 Employee cost-sharing for medical coverage will increase according to the following schedule:

                           Employee
               Date      Contribution
               ----      ------------
              1/1/02          11%
              7/1/02          12%
              1/1/03          13%
              7/1/03          14%
              1/1/04          15%
              7/1/04          16%
              1/1/05          17%
              7/1/05          18%
              1/1/06          19%
              7/1/06          20%

     Medical benefits will be continued for one (1) year as a result of any disability according to the provisions of the plan. In the event of a personal leave of absence, medical benefits will cease at the end of the month in which the Employee last worked.

     Effective February 1, 2001, Employees electing to waive medical benefits will receive a monthly `opt-out' reimbursement as per the following schedule:

         Opt-Out       Level of
         Incentive     Coverage
         ---------     --------

            $25        Single
            $50        Employee/Spouse
            $50        Employee/Child(ren)
            $75        Family

     All employees are eligible for opt out. All employees will be required to sign a release form and spouse's signature will also be required from married employees. May re-enroll as the result of qualified events (marriage, loss of job, birth of child, etc.).

     The Company will provide Flexible Spending Accounts for Dependent Care and Health Care that will include a 10% Company match, not to exceed $500.00/plan, and subject to plan provisions and annual limits.


Retiree Medical
---------------

     Employees who were age fifty-five (55) or older with ten (10) or more years of service as of December 16, 1996 are covered by Kraft Foods, Inc. for Retiree Medical Benefits.

Retiree Medical Phase-Out
-------------------------

     Employees who are age fifty-five (55) or older and have five (5) or more years of service as of September 1, 2001 (identified below) and who retire prior to September 1, 2001 will be eligible to receive Retiree Medical for themselves and/or their dependents.

     Frank Ostrach        Joyce Nowicki        Diane Nawrot
     Ronald Hiller        Suzanne Phillips     William Mutignani
     Trieu Tran           Angel Sanchez        Richard Borczynski
     Sarfeeyah Annoor     Albert Goble         Joseph Weiglein
     Michael Lasek        James Feldmann       Ralph Groblewski
     Larry Stresing       Lois Fumanti

    These Employees will continue to pay the percent of cost sharing in effect as of their date of retirement. The percent of cost sharing will be the percent of the cost of the active Employees' current plan each year.

    If any of the Employees in this group elect to work past August 31, 2001, they will be eligible to receive a special contribution to their 401(k) account calculated using the Employee's years of service multiplied by $290. This contribution will be made in five (5) equal installments, with the first installment in January 2002 and continuing each January thereafter in 2003, 2004, 2005, and 2006.

     In addition, if an employee from this group elects to retire prior to the end of the five (5) year contribution schedule, they will receive any remaining balance of the five (5) year contribution as soon as administratively possible after their retirement.

     Also, they will be eligible to continue their medical coverage through the Company until age 65 as per the following table:

Age     Employer   Retiree
---     --------   -------
60         50%       50%
61         60        40
62         80        20
63         80        20
64         80        20
65         0        100**

         ** Medicare Supplement / Medicare Risk
            Employee's Responsibility

     For the Employees identified as eligible for this program, who retire after 8/31/01, they will pay premiums for their corresponding ages as set forth in the table above or they will pay the lower applicable percentage rate in effect at retirement.

Retiree Medical Elimination
---------------------------

     All remaining active Employees and future Employees of the Employer are not eligible for Retiree Medical Benefits.

     In consideration of the above, Employees who were on the payroll as of January 1, 2001 are eligible to receive a special contribution to their 401(k) account calculated using the Employee's years of service multiplied by $290. This special contribution will be deposited into the Employee's 401(k) account in five (5) equal installments over a five (5) year period of time, beginning January 2002, with the final contribution being made in January 2006.

      An Employee who retires, or dies, will have any remaining balance of this special contribution deposited directly into their 401(k) account as soon as administratively possible after their retirement or death.

      If an Employee quits or is terminated for cause, that year's contribution will be prorated and that contribution will be deposited directly into their 401(k) account as soon as administratively possible following termination of employment. The remaining balance will be forfeited. Employees who work 1,000 hours in a calendar year will be eligible for that year's full contribution, payable as soon as administratively possible following termination of employment. Employees who work less than 1,000 hours will be prorated using a percentage derived by dividing hours worked by 1,950 hours.

      Loss of employment with Aurora Foods Inc. due to permanent layoff (upon expiration of recall rights), plant closure, or sale of the business would generate full payment of any remaining balance left on the five (5) year contribution schedule in a final distribution into the Employee's 401(k) account as soon as administratively possible.


Dental Benefits
---------------

     The Employer agrees to provide all regular full-time Employees dental coverage under the Aurora Foods Inc. Dental Plan effective the first of the month following successful completion of the probationary period. This coverage shall be available to the Employee and his/her qualified dependents, including dependent children aged 19-25 if a full-time student.

Accident or Sickness
--------------------

     The Employer agrees to provide accident and sickness benefits under the Aurora Foods Inc. Short Term Disability Plan. This Plan will pay a weekly income benefit of sixty-six and two-thirds percent (66-2/3%) of the Employee's basic weekly wage, up to two hundred and seventy-five dollars ($275) for up to twenty-six (26) weeks, beginning on the eighth (8th) calendar day of disability.

     Effective January 1, 2003, the Plan's weekly benefit maximum will increase to three hundred dollars ($300), for up to twenty-six weeks.

     This A&S benefit is not payable as a result of a work-related injury.

Long Term Disability
--------------------

     Effective January 12, 2001, all covered Employees will be enrolled in Long Term Disability (LTD) insurance. This benefit is subject to a pre-existing exclusion; a pre-existing condition means any injury or sickness for which the Employee incurred expenses, received medical treatment, care or services, including diagnostic measures, or took prescribed drugs or medicines within three (3) months before the most recent date of insurance.

     The pre-existing limitation will apply to a period of disability, for the pre-existing condition, that begins before the Employee is covered for at least 12 months, and/or any added or increased benefits.

     Hereinafter, newly hired Employees on the first of the month following satisfactory completion of the probationary period.

     The LTD benefit will be sixty (60%) percent of the Employee's weekly base pay. Approved benefits are payable after any applicable waiting periods and the elimination period of 180 days (26 weeks of Short Term Disability) has been satisfied.

     This benefit may remain in effect until the earlier of any of the following events:

     . The illness/injury causing the total disability is resolved and the employee is able to return to the job market.

     . If approved by the insurance carrier, LTD benefits payments will be payable for the first 24 months due to the Employee's inability to perform his/her own work duties or functions. Benefits that are payable after the initial 24 months will be based on the Employee's continued inability to perform any work duties or functions.

     .  The Employee is approved for, and receives, Social Security Disability
        (SSD). At that time, the LTD benefit will be offset by Social Security Disability payments. If the SSD payment exceeds the LTD benefit, the LTD benefit will cease at that time. Periodic re-certification of disability is required.

     . The disabled employee reaches normal retirement age for Social Security benefits to begin.

     In the cases of Sarfeeyah Annoor, Sandra Kotar, and Terry White, who were not actively at work on January 12, 2001, they will be covered under a self-funded LTD policy that mirrors the insured LTD policy, with approval of benefits based on medical certification of the disability. Benefit payments will be paid directly by the Company for the duration of the benefit period.

     This Long Term Disability benefit is not payable as a result of a work-related injury.


Life Insurance
--------------

     The Employer agrees to provide all regular, full-time Employees Company-Paid Life Insurance under the Aurora Foods Inc. Life Insurance Plan on the first day of the month following the successful completion of the Employee's probationary period. The Employee will receive a life insurance benefit equal to one time their annual base pay, calculated by multiplying base hourly rate x 2,080 hours.


                              ARTICLE 21 - PENSION
                              --------------------

     The parties agree that any and all defined pension plans are terminated as of November 1, 1999, with the purchase of Lender's Bagel Bakery in West Seneca, New York by Aurora Foods. Also, the parties agree to set up the Aurora Foods Inc. Union 401(k) Savings and Retirement Plan as soon as administratively possible following the ratification of this agreement.

     Employees will be eligible for pension benefits under the prior plan(s), if the Employees meet the eligibility and/or vesting requirements of those plan(s). Aurora Foods is not liable for any benefits from any previous pension/retirement plan(s). Nor will this 401(k) Plan be reduced by any benefits previously earned under the BC&T/GM International Pension Plan, the Kraft Foods Retirement Plan, or the (Kellogg) Eggo Company Union Pension Plan earned as a result of service with Lender's Bagel Bakery or its predecessors.

     In consideration for the termination/elimination of the former defined pension plan, the Company will make a one time deposit of $1200 for each employee who was actively on the payroll as of December 31, 2000 (or retired in 2000), into those Employee's 401(k) accounts, except the amount will be $2325 for the following Employees:

          Frances Machnica         Rosemary Janusz
          Sarfeeyah Annoor         Michela Nicosia
          William Bratek           Angel Sanchez
          Florence Welninski       Erik Funch, III
          Michael Lasek            Richard Kaminski

     All West Seneca Union Employees on the payroll as of December 31, 2000, are eligible to participate in the 401(k) Plan, as soon as the 401(k) is established. Newly hired Union Employees are eligible to participate in the 401(k) Plan on the first month following three full months of employment at Lender's Bagel Bakery, West Seneca, NY.

     Employees can save up to 15% of their gross weekly pay. Aurora Foods will match 50% of the first 5% of Employee savings (maximum 2.5% Company match). Via the 401(k) Administrator, Employees will be offered a broad range of investment funds .

     For each Employee who works 1000 hours in a Plan Year (January 1 to December 31) and saves at least one percent (1%) of the annual gross pay, the Company will make a end year-end Company contribution of $1125.00 each year by December 31 of that year.

     For purposes of satisfying the one percent (1%) savings requirement, Employees must save one percent (1%) of total gross earnings earned after the date the Employee is eligible to participate in the Plan.

     Example: An Employee starts to work on 1/15/01 and earn $6,000 from 1/15/01 through 4/30/01. The Employee is eligible to participate on May 1, 2001. The Employee earns $16,000 from May 1, 2001 through December 31, 2001. Therefore, the Employee must save $160 (1% of $16,000) to qualify for the year end Company contribution.

     For Employees who work less than 1000 hours in a Plan Year, the Company will make a pro-rated year-end Company contribution, based upon dividing hours worked in the plan year by 1950 hours.

     For purposes of calculating hours worked, the following time paid will be included: paid sick time, jury duty, funeral leave, time off for Union business, vacation, military duty (up to two [2] weeks per year), and overtime (one [1] hour worked equals one [1] hour of credit). In addition, up to five hundred
(500) hours will be credited for any covered personal or work related disability.

     Employee savings and earnings on Employee savings are 100% vested. Company matching, year-end Company contributions and earnings on Company match and contributions vest on a Five (5) Year Graduated Vesting Schedule (vesting at 20% for each full year of service) with 100% vesting occurring after five (5) years. Lender's years of service counts toward vesting. Employees with 5 years of Lender's service are 100% vested on all Company matches, contributions and earnings.

     The Aurora Foods Inc. Union 401(k) Summary Plan Description (SPD) describes eligibility requirements, investment options, loan, and withdrawal provisions, etc. The Plan is subject to all Federal Laws and regulations and the Administrator's policies and rules.

                            ARTICLE 22 - SICK LEAVE
                            -----------------------

     Section 1.
     ---------

          (a) Employees with one (1) year service are entitled to three (3) days sick leave per calendar year.

          (b) New Employees with less than one (1) year service are entitled to sick leave as follows:

          Hired January 2 to April 30            Two (2) days
          Hired May 1 to September 1             One (1) day
          Hired after September 1                Zero (0) day

          (c) In the event entitled sick leave is not used within the calendar year, pay for these unused sick days will be added to an Employee's paycheck no later than December 15th. It is understood probationary Employees are not eligible for sick leave.

     Section 2. In the event an Employee is hurt on the job and is unable to complete his/her day's work, he/she shall receive wages for the entire day. When such Employee returns to work, he/she must furnish a Doctor's Certificate that he/she is capable of returning to work.

     Section 3. An Employee who becomes ill while at work shall notify his/her immediate supervisor before leaving the plant. If the Employee becomes ill away from work, he/she shall notify the Employer as soon as possible of the reason for his/her absence.

     Section 4. Notwithstanding the provisions of Sections 1 and 2 of this Article, any Employee absent from work for three (3) days or more may not return to work until the Employee has furnished to the Employer a Certificate from a Doctor stating that he/she has been sick during such period of time.


                             ARTICLE 23 - CHECKOFF
                             ---------------------

     It is agreed that the Employer and the Union shall establish a checkoff plan of Union initiation fees and dues for all Employees covered by this Agreement. It is further agreed the Employees shall sign statements authorizing the Employer to make proper deductions from the Employee's pay in accordance with the checkoff plan. The Employer shall forward a copy of the signed checkoff authorization to the Union office.

     The Company agrees to deduct Union dues on a weekly basis.


                        ARTICLE 24 - LEAVES OF ABSENCE
                        ------------------------------

     Section 1. Any member of the Union who is elected as a delegate or representative of the Union in any activity necessitating temporary absence from his/her employment shall be granted such leave of absence without pay upon adequate advance notice thereof to the Employer.

                 For the purpose of Steward education, the Company will pay one
(1) day of wages, at the straight time hourly rate, per contract year. The Union agrees to validate attendance at such training.

     Section 2. Any member of the Union who is elected to a full-time position with the Union necessitating lengthy absence from his/her employment, shall be granted a leave of absence not exceeding one (1) year in length without loss of seniority and at the end of such service in the business of the Union he/she shall be re-employed at his/her former wage rate, plus any increase or less any reduction that may have become effective during his/her absence.

     Section 3. Such leaves of absence by the joint and mutual consent and approval of both the Union and the Employer will be renewed and extended for additional periods of one (1) year each, subject to the conditions set forth in Paragraph 2 above.

     Section 4. Leaves of absence may be granted in special and extenuating circumstances on a case by case basis with prior approval from the Company. Such requests must be sent, in writing, to the Plant Manager. The Union shall be notified when such leaves are granted.

                       ARTICLE 25 - RIGHTS OF MANAGEMENT
                       ---------------------------------

     The Employer retains the sole right to manage its business including but not limited to the rights to decide the number and location of plants, the number and type of machinery and equipment to be used, the products to be produced, the method and place of production, the schedules of production, the size and composition of the working force, and the control of raw materials which may be incorporated into the products produced; the right to shift product, processes or types of work or methods in or out of the plant; plus the rights to hire, assign, layoff, recall, transfer, and promote Employees, to maintain order and efficiency in its plant operation; to discipline and discharge Employees for just cause; to set job requirements and reasonably determine the individual qualifications of all Employees; to determine the starting and quitting times and the number of hours to be worked of all Employees; to discontinue all or any part of its business operation; to control, regulate, or discontinue the use of supplies, machinery, equipment and other property owned, used, possessed, or leased by the Employer. Management shall have all other rights and prerogatives subject only to those express restrictions on such rights as are provided in this Agreement.


                   ARTICLE 26 - EXECUTIVE OR MANAGEMENT WORK
                   -----------------------------------------

     Executive or Management Work - Non-Union supervisory Employees shall not do work usually performed by the Employees covered by this Agreement, except:

          (a)  Covering absent Employees until a replacement is secured.

          (b)  For replacing ill or injured Employees pending replacement.

          (c)  Providing physical relief for Employees.

          (d) For giving instructions or for the purpose of performing experimental or research work.

          (e) Emergency and Act of God, such as equipment failure, fire, flood, etc.


                     ARTICLE 27 - NONDISCRIMINATION CLAUSE
                     -------------------------------------

     No Employee shall be discriminated against in hiring, promotion, or continued employment because of their race, color, creed, national origin, sex, age, or physical handicap. Neither the Employer nor the Union, in carrying out their obligations under this agreement, shall discriminate in any manner whatsoever against any Employee because of race, sex, religious affiliation, nationality, age, or Vietnam Era Veteran status.

                          ARTICLE 28 - MISCELLANEOUS
                          --------------------------

     Employer to furnish and replace (upon fair wear and tear) Freezer Wear Paraphernalia worn by Shipper and Freezer tenders such as: Insulated Chill Factor Rated Gloves, Boots and Head Covering, also at the option of the wearer, Cold Weather Masks.

     It is understood that the Company will supply, on an as-needed basis, Company-owned rubber boots, gloves and protective clothing, when available. It is also understood that in the event there is an unexpected shortage of any of the above Company-owned articles, the necessary work assignments will be completed as assigned.

     The Company agrees to provide a tool allowance of two hundred dollars ($200.00) net (after taxes) per contract year upon proof of purchase.


             SHOE PROGRAM FOR LENDER'S BAGEL BAKERY - WEST SENECA
             ----------------------------------------------------

I.  PURPOSE
    -------

    The Lender's Shoe Program is designed to help ensure the safety of its Employees as they work within the confines of the bakery. The Program helps prevent slips and falls which may be caused by water, raw materials or ingredients spilled on the floor in the working area.

II.   REQUIREMENTS OF THE PROGRAM
      ---------------------------

             A. All Lender's Employees who have work assignments that require them to access the bakery must wear shoes.

             B. All Employees affected by this Program will be required to wear shoes with an anti-slip sole (slip coefficient of friction of at least 0.5) as determined by the Company.

             C. The shoe payout is a maximum of one hundred dollars ($100.00) per year per employee on one (1) pair of shoes per year, paid out on proof of purchase and verification that the shoes meet Policy standards.

             D. Shoes shall be of sturdy construction to afford some impact protection. Only low-heeled leather/vinyl-type shoes are permitted. Shoe types prohibited are canvas, nylon, sandal-type, open heels, open toes, deep-grooved soles (1/4" or more). Suede is not permitted on shoes.

             E.  Shoes will be kept clean, neat and in good repair.

             F. Shoes with a safety toe are highly recommended for all employees, but are not mandatory.

          G. Employees found not to be in compliance with the guidelines of the Policy will not be permitted to work until they comply.

          H. Employees involved in an accident which is related to a slip or fall, and who are not wearing shoes as outlined in the Policy, will be subject to Disciplinary Action up to and including Termination.

          I. Visitors and Contractors to the bakery who are taking a plant tour must comply with Item "D" of this Program. It is also highly recommended that these individuals be informed prior to their entry into the bakery of the hazards they may encounter.

          J. The Company will provide a list of shoe vendors and styles. Purchases outside of this approved list are the Employees' responsibility to ensure compliance with the Policy as listed above.

          K. Exceptions to this Policy will be made on a case-by-case basis and must be accompanied by medical documentation.

          L.  All Employees will be in compliance by January 1, 1996.


                     ARTICLE 29 - POSTING OF WORK SCHEDULE
                     -------------------------------------

     A schedule of starting times for all Employees for the following week shall be posted at least sixty (60) hours in advance. In the event it is necessary to change the Employee's starting time, he/she shall be notified by the Employer at the completion of his/her work day. The only time a change can be made is in case of emergency.


                          ARTICLE 30 - SEVERANCE PAY
                          --------------------------

     The Company has a responsibility to improve its competitive position through equipment upgrades, technology advances, and work methods. The Company agrees to offer training or education to Employees impacted by these changes.

     It is agreed that each full-time Employee who is displaced from his/her employment by reason of the closing of the plant, shutdown of a department, displacement from their job as a result of the introduction of labor saving machinery, or to any full-time Employee who leaves his/her employment in the event the Employer moves his shop to another place located thirty-five (35) or more miles from his shops present location, shall be compensated by the Employer or his/her predecessor for such displacement providing he/she has been actively employed by the "Employer" for a period of at least two (2) years. An eligible Employee's compensation for his/her displacement shall be on the basis of thirty-seven and one-half hours (37.5) of severance pay (at his/her straight time hourly rate of pay) for each full year of his/her actual employment, commencing with the third (3rd) year thereof.

               ARTICLE 31 - SCOPE OF AGREEMENT AND SEPARABILITY
               ------------------------------------------------

     Section 1. It is agreed that this written Agreement reflects the entire Agreement between the Union and the Company. Amendments or clarification of this Agreement, mutually agreed upon, shall be reduced to writing and become a part of this Agreement.

     Section 2. The Union and the Employer acknowledge that during the negotiations which resulted in this Agreement, each had the unrestricted right and opportunity to present demands and proposals with respect to any matter subject to collective bargaining. Therefore, this Agreement includes all contracted matters related to wages, hours, benefits and conditions of employment. All other matters related to wages, hours, benefits and conditions of employment are expressly and unequivocally waived. Further, the Employer and the Union freely agree that during the life of this Agreement neither party shall be obligated to bargain with respect to any matter or subject covered or not covered in this Agreement, except in the event the Employer creates a new job classification, the Employer will notify and discuss with the Union the wage rate of such new classification.

     Section 3. Should any part or provision of this Agreement be rendered or declared invalid by reason of any existing or subsequently enacted legislation or by decree of a court of competent jurisdiction, such invalidation of such part or provision of this Agreement shall not invalidate the remaining portions of this Agreement and they shall remain in full force and effect.


                           ARTICLE 32 - TERMINATION
                           ------------------------

     This Agreement shall be in full force and effect from January 12, 2001 to and including August 31, 2006 and thereafter from year to year until terminated by either party as hereinafter provided. Sixty (60) days prior to August 31, 2006 or any subsequent annual expiration date, either party may notify the other of its desire to negotiate a new Agreement. During negotiations, this Agreement shall remain in full force and effect and the wage rate provisions of such new Agreement, when consummated, shall be retroactive to August 31, 2006 or any subsequent annual expiration date. However, such retroactive provision shall not be applicable to any Employee who has resigned or been discharged prior to the time of the signing of this Agreement.

    In the event either party shall not be satisfied with the progress of the negotiations, the Employer or the Union, Local #429 with the sanction of the Bakery, Confectionery, Tobacco Workers, & Grain Millers' International Union of America, may terminate this Agreement, after any expiration date, upon forty-eight (48) hours notice to the other party.

                     ARTICLE 33 - POLITICAL CONTRIBUTIONS
                     ------------------------------------

     Effective upon thirty (30) days notice from the Union, the Employer agrees to honor contribution deduction authorization from its Employees for the BCT/GM-PAC. It is understood that the authorization is voluntarily made by the Employees and such deduction shall be on a monthly basis.


                 ARTICLE 34 - AMERICANS WITH DISABILITIES ACT
                 --------------------------------------------

     The parties recognize that each of them have obligations pursuant to the Americans With Disabilities Act to employ and, in some cases, to accommodate, disabled persons. The parties further acknowledge that the Employer may take whatever action is necessary to comply with the provisions of that Act and that nothing in this agreement is intended to interfere with, or impede, the Employer in meeting these obligations.

     The parties hereto recognize and agree to comply with the Family Medical Leave Act as such applies to the Employees of the Employer.

                      ARTICLE 35  -  PART-TIME EMPLOYEES
                      ----------------------------------

   a) The part-time workforce will not exceed six percent (6%) of the regular, full-time workforce.

   b)  Part-time Employees will not be eligible for holiday or vacation pay.

   c)  Part-time Employees will be eligible for funeral leave as stated in
       Article 12.

   d) Part-time Employees who become regular, full-time Employees will be eligible for holiday pay provided they have thirty (30) days of service as part-time Employees.

   e) Part-time Employees who become regular, full-time Employees will become eligible for medical benefits on the first of the month following their move to regular, full-time status, provided they have sixty (60) days of service as part-time.

   f)  This language applies only to part-time Employees hired after 9/1/95.


                   ARTICLE 36  -  ALTERNATIVE WORK SCHEDULE
                   ----------------------------------------

     In addition to the provisions of the Agreement, the Employer may establish an Alternative Work Schedule. Such Alternative Work Schedule shall be subject to agreement with a full-time Officer and Shop Committee of the Union.

                     ARTICLE 37  -  SUBSTANCE ABUSE POLICY
                     -------------------------------------

SUBSTANCE ABUSE POLICY
----------------------

     Aurora Foods Inc. (Aurora) recognizes the growing problem of drug and alcohol abuse in society, while also realizing that drug and alcohol dependency and abuse can be treated and controlled. Aurora desires to provide a safe work environment for all of its Employees. To this end, the purpose of this policy is to provide a work environment that is free of illegal drugs and alcohol by offering programs concerned with awareness, intervention and rehabilitation.

     Aurora will offer assistance to all Employees for the treatment of drug and alcohol abuse through programs authorized by the Company for this purpose. Employees are encouraged to voluntarily acknowledge a problem before any disciplinary action is initiated and to undertake a Company-approved treatment program. If no other Company policies are violated, Employees who successfully complete the program will not place their jobs in jeopardy.

The elements of this program are:

1. The sale, use or possession of alcohol or illegal drug or controlled substances are prohibited. Violation of this rule will result in disciplinary action up to and including termination.

    a) Using, selling or possessing illegal narcotics, drugs or controlled substances (including, but not limited to, marijuana, cocaine, crack, PCP, heroin, LSD, amphetamines and barbiturates) while on the job or on Company-owned or Company-leased property (including vehicles). In addition, any illegal substances will be turned over to the appropriate law enforcement agency and may result in criminal prosecution.

    b) Bringing or consuming alcohol on any Company-owned or Company-leased property (including vehicles), unless specifically authorized by a senior Aurora manager.

    c) If an Employee is subject to discipline or termination for cause under existing rules, separate and apart from any impairment related to substance abuse (i.e.: plant rules or attendance policies), such Employee shall not utilize the substance abuse policy to circumvent other policies or practices to avoid discipline or termination. Disciplinary actions other than those specified under this policy shall follow the time limits and principles of progressive discipline and, where applicable, the collective bargaining agreement, and bargaining unit Employees shall have recourse to the grievance and arbitration procedure therein.

    d) Working with a level of prohibited drugs in one's system above cutoff level. Prohibited drugs include both illegal substances and prescription drugs that have not been specifically prescribed by a registered physician for specific treatment purposes for the Employee. Employees are required to report to work in a condition that allows them to perform their duties. Employees who appear to be unfit for work may be subject to a fitness-for-duty examination at a designated medical facility.

    e)  Working while under the influence of alcohol.

2.  Voluntary Recognition of Substance Abuse/Dependency (Self-Identification)
    -------------------------------------------------------------------------

    a) Employees of the Company with drug and/or alcohol dependency/abuse problems are encouraged to come forward voluntarily.

    b) Employees will be strongly encouraged to seek and receive the services of the Employee Assistance Program prior to any violations of this policy which causes disciplinary action to be initiated.

    c) Individuals who voluntarily seek assistance for substance abuse/chemical dependency (either directly or through a third party) will be eligible for the Employee Assistance Program established by the Company.

    d) The concerned individual will be referred to a designated medical and/or counseling facility for evaluation of their problem/dependency. A recovery program will be outlined and submitted to the Plant Manager or other appropriate senior manager. If appropriate, that program may include a leave of absence of up to four (4) consecutive weeks for inpatient treatment and two (2) weeks outpatient treatment at a facility designated by the Company.

    e) Following completion of the leave of absence, the individual will be expected to return to their former position (with no loss of seniority) and complete continuing and/or follow-up rehabilitation treatment/counseling. To reinforce the treatment regimen, the Company reserves the right to require the affected Employee to submit to drug/alcohol tests within the first year following referral for treatment on a random basis as determined by the Company. Refusal to be tested or comply with the approved treatment plan will result in termination.

    f) Employees who successfully complete the Employee Assistance Program and their individual treatment plan agreements, return to work and subsequently relapse into substance abuse/dependency will be afforded a second and final opportunity to use the Employee Assistance Program's services under the terms provided in this Section if they come forward voluntarily and prior to any violations of this policy which causes disciplinary action to be initiated.

3.  Involuntary Recognition of Substance Abuse/Dependency
    -----------------------------------------------------

    Employees who do not voluntarily confront their alcohol/drug dependency/abuse problems will be subject to the following terms which differ from those outlined above:

   a) When a supervisor or manager (hereafter referred to as the "Employer") has reasonable suspicion to conclude that an Employee has a substance abuse/chemical dependency problem, the Employer may attempt to meet with and counsel that Employee to seek treatment and rehabilitation.

   b) When the Employer has reasonable suspicion to determine an Employee's job performance is impaired by alcohol or drugs (hereafter referred to as "substance"), the Employer shall document these observations in writing and contact another Employer representative for purposes of confirming the observations

       The Employer shall contact the Business Agent, Union Steward or other Union representative for the purpose of informing and involving the appropriate and available Union representative in the immediate situation.

       In the presence of the employee and the Union representative, the Employer shall present the observations establishing reasonable suspicion. The Employee shall, upon hearing the Employer's confirmed observations, receive counseling as to the policy and shall be presented with the opportunity to immediately enter the Employee Assistance Program. If the Employee agrees to enter the Employee Assistance Program, at this point it will be treated as voluntary recognition and the aforementioned provisions of Section 2 shall apply. If the Employee does not agree to enter the Employee Assistance Program, the Employee will be subject to drug/alcohol testing for substance abuse. The refusal to be tested will cause termination.

   c) Reasonable suspicion based on objective criteria means that based on specific personal observations which the Employer representative can describe concerning the appearance, behavior, speech or performance of the Employee, it is reasonable to conclude that because of drug or alcohol use the Employee is unable to satisfactorily perform his or her job. Suspicion is not reasonable, and thus not a basis for testing, if it is based solely on third party observations and reports.

       The Employer may require that the Employee immediately go to a medical facility to provide urine specimens for the purpose of testing and/or taking a breath test and to receive a fitness-for-work examination by a licensed physician.

   d) While the observations of the Business Agent, Union Steward, or other bargaining unit employee may be solicited and are relevant in the context of the joint Employer/Union commitment to addressing the problem of substance abuse, Union representatives shall have no right to interfere with the Employer's decision to require testing or to take other management action.

4.  Drug/Alcohol Test Procedures
    ----------------------------

    Drug/Alcohol testing shall be done at the medical facility using urine specimens/breathalyzer tests. With regard to alcohol, the cutoff level below which a test is presumed negative shall be that used by the State Police to conclude impairment in the operation of a motor vehicle.

a) If required by the medical facility or testing lab the Employee shall sign forms authorizing: (1) providing the medical facility a specimen of urine;
    (2) the testing laboratory to release the results of the testing indicating the presence or absence of a substance capable of causing impairment to the medical facility for physician review and to the designated manager of the Company, and; (3) at the Employee's discretion, he/she may authorize the same release as defined in (2 above) to the Union. An Employee's refusal to sign the release shall constitute a refusal to be examined and tested. Such refusal shall result in termination.

b) The Employee to be tested shall be taken to the medical facility by an Employer representative accompanied, at the request of the Employee, by the Business Agent, Union Steward or another Employee.

c) In an effort to protect individual privacy, Employees will not be subject to direct observation while rendering urine samples. If the Employee provides urine samples that contain confirmed evidence of any form of tampering or substitution, the Employee shall be discharged.

d) Urine samples shall be drawn, subject to the provisions set forth below. Upon receipt of the specimens by the laboratory one of three urine specimens (or subdivisions of a single specimen) will be placed immediately, unopened in a locked freezer for storage. A second sample will be used for the initial and confirming test. In the event of a positive initial test, within twenty-four (24) hours a second, independent, confirming test will be conducted at the laboratory site. The cost of the examination and initial and confirming test shall be borne by the Company. A negative result in the confirming test will prevail.

    A third sample will, at the Employee's request, be transferred to a laboratory (meeting standards mutually agreed on by Company and Union) chosen by the Employer for an independent test. The Employee shall bear all costs for this test.

e) The examination and testing procedures and standards to be carried out by the medical facility personnel and testing laboratory shall be those adopted by the Employer and the Union and shall include the following general components:

    (e.1)  Medical Facilities:

    Medical facilities performing the examination must be under the direction of a licensed physician. The facility must employ at least one charge nurse who is a registered nurse, or a degreed, registered medical technician.

    A licensed physician must perform the fitness for work examination and review the laboratory reports. The physician must have knowledge of substance abuse disorders and must possess the appropriate medical training to interpret and evaluate all positive test results together with the Employee's medical history, including medications used, and any other relevant biomedical information.

     The medical facility must possess all necessary personnel, materials, equipment, facilities, and supervision to provide for the collection, security, temporary storage, and transportation (shipping) of urine specimens to the testing laboratory.

     The medical facility must provide written assurances that the specimen collection space is secure; that chain of custody forms will be properly executed by authorized collection personnel upon receipt of specimens; that the handling and transportation of specimens from one authorized individual or place to another will be accomplished through the use of chain of custody procedures; and that no unauthorized personnel are permitted in any part of the specimen collection or storage spaces.

     (e.2)  Laboratory Facilities

     Laboratory facilities must comply with applicable provisions of any state licensing requirement and must meet the standards for accreditation promulgated by the National Institute on Drug Abuse and be an ongoing participant in a program of external quality assurance. These standards may be revised as recommended by the National Institute on Drug Abuse.


f) Specific specimen collection procedures that include safeguards to ensure the Employee's right to privacy:

     (f.1) Authorized specimen collection personnel shall request that the Employee show positive identification by providing a pictured identification card such as a driver's license, or being identified by accompanying Management or Union personnel, and shall assure that the Employee signs the notice that explains the procedures for testing and reporting results. These personnel shall remove all articles and items from the collection space or bathroom, shall turn off the hot water valve under the sink, shall assure that the tamper-proof specimen collection kit is intact, and shall instruct the Employee to wash and dry hands prior to entry.

     (f.2) Employees shall remove all coats, sweaters, jackets and similar excess clothing and leave belongings outside the bathroom and shall provide urine samples in multiple containers. Employees will not be subject to direct observation while rendering samples. Authorized specimen collection personnel shall, however, be present outside the bathroom and shall receive the containers, assure that the quantity is sufficient for testing, check color and measure the temperature of each container and record same. These personnel shall fill in specimen labels in the presence of the Employee, shall cap and seal containers with evidence tape and shall secure the Employee's initials on the tape.

g) Flawless chain of custody procedures shall govern specimen handling throughout the testing process. Chain of custody procedures shall assure that urine samples shall not leave the sight of the Employee until each vial has been sealed and initialed and that at least the following measures are taken by medical facility and laboratory staff:

    (g.1)  Medical Facilities

    Personnel shall complete a chain of custody form and shall place the sealed and initialed specimens in the drug collection kit or box provided by the laboratory along with the chain of custody form and signed notice. The collection kit or box shall be sealed by authorized medical facility personnel and this seal or tape shall be initialed by these personnel.

    The medical facility shall make prior arrangements for courier pickup of the specimens and shall assure that all specimens are couriered or shipped to the testing laboratory as immediately as possible. The medical facility shall assure that no specimens will be shipped on a Friday or the day before a holiday and that any specimens held at the facility overnight shall be placed in a secured refrigerator until courier pickup.

    (g.2)  Laboratory

    The testing laboratory shall assure that personnel authorized to receive specimens immediately open the package, inspect the sealing tape for initials, and open the kit or box. These personnel shall examine and inspect the chain of custody form, the specimen containers, and kit or box to assure that it conforms to the requirements of Subsection g.1 (above). If these requirements are not met, the laboratory personnel shall immediately notify the laboratory's scientific director and shall document any and all inadequacies in the chain of custody requirements. The laboratory's scientific director shall immediately notify the medical facility and the Company of the inadequacies and shall retain the specimens in a locked freezer pending disposition direction. Failure to maintain the secure chain of custody delineated will be the equivalent of a negative test result.

    If the requirements are met, authorized laboratory personnel shall sign on the appropriate line of the chain of custody form and deliver the specimen kit or box to authorized laboratory technologists for testing. Each technologist shall sign on the appropriate line of the chain of custody form.

    All positive samples shall be resecured with evidence tape, signed, and dated by an authorized technologist. Upon completion of testing procedures, testing reports shall be prepared and a signed by at least two authorized technologists for the review, approval, and signature of the scientific director.

h)  Established levels below which specimens are deemed negative:

    Drug Assay             Cut-Off Level
    ----------             -------------
    Cocaine Metabolite        300 ng/ml
    Phencyclidine              25 ng/ml
    Opiates                   300 ng/ml
    Amphetamine              1000 ng/ml
    Cannabinoids              100 ng/ml

i) Laboratory use of appropriate screening and confirmation procedures and technology:

    (i.1) The laboratory shall assure that each specimen in both initial and confirming tests (as well as tests paid for by the Employee) will use gas chromatography/mass spectrometry. Both tests must be positive before a specimen is reported as positive.

j) Procedures to assure the confidentiality of test results and the treatment of these records as confidential health information or data:

    (j.1) The laboratory shall ensure that alcohol and drug testing reports, including the original chain of custody form, are mailed only to the appropriate personnel at the medical facility, the designated manager of the Company and, if the Employee so chooses, to the Union immediately.
    The lab shall ensure that, in the event that telephone reports of testing results are required, a security code system be used to establish that results are being verbally reported only to those individuals authorized by the medical facility, the Employee and the Employer.

    (j.2) If an Employee is taking a prescription or non-prescription medication in the appropriate manner, had noted such use, and the observed impairment in the opinion of the physician reviewing laboratory reports of tests could reasonably have been caused, in the absence of other substances, by the legal medication, then the Employee will not be disciplined under this policy and will be returned to work or, at the Employer's discretion, given sick leave and/or disability for the duration of the medication's use.

    (j.3) All information other than positive or negative test results and fitness-for-work examination results are confidential and will be revealed only to the examining physician, Employee and those authorized by him or her.

5.  Status of Tested Employees and Penalties for Positive Results
    -------------------------------------------------------------

a) Employees subject to the requirement for testing shall be suspended without pay, effective immediately after receipt of the fitness-for-work examination and rendering of samples for the period of time required to process, confirm and report test results.

b) Employees whose test results are negative, and who pass the fitness-for-work examination, shall be reinstated and made whole for the period of suspension.

c) Employees whose first alcohol/drug test results are positive shall not be eligible for reinstatement with back pay but shall be given a final opportunity to immediately enter the Employee Assistance Program. Failure to enter the rehabilitation program and failure to abide by the terms of the treatment plan shall be grounds for discharge. This option will not be afforded to those who test positive for a second time.

d) An Employee who, on the basis of such random and mandatory tests as defined in this policy, provides samples that contain positive and confirmed evidence of substances at or above the stipulated levels, or confirmed evidence of tampering or substitution, shall be discharged.

6.   Right of Search
     ---------------

     Aurora does not intend to authorize indiscriminate searches of employee desks, lockers, vehicles or personal effects such as purses and lunch boxes, but the Company reserves the right to authorize searches for illegal drugs, alcohol or contraband, if warranted, by reasonable cause.

    IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.


AURORA FOODS, INC. /                          BAKERY, CONFECTIONERY, TOBACCO
LENDER'S BAGEL BAKERY                         WORKERS & GRAIN MILLERS'
                                              INTERNATIONAL UNION OF AMERICA,
                                              LOCAL 429

For the Company:                              For the Union:
----------------                              --------------


/s/ Stefon L. Martin                          /s/  James T. Short
-------------------------------------------   ----------------------------------
Stefon L. Martin, General Manager             James T. Short, Business Agent
Lender's Bagel Bakery                         BCT/GM Local 429


/s/ Francis W. Furlong                        /s/ Robert T. Giczkowski
-------------------------------------------   ----------------------------------
Francis W. Furlong, Human Resources Manager   Robert T. Giczkowski, President
Lender's Bagel Bakery                         BC&T/GM Local 429


/s/ Edward C. Malowney                        /s/ Timothy C. Ahrens
-------------------------------------------   ----------------------------------
Edward C. Malowney, Regional HR Manager       Timothy C. Ahrens, Shop Chairman
Aurora Foods, Inc.                            BC&T/GM Local 429


/s/ John M. Keough                            /s/ Edward J. Walsh
-------------------------------------------   ----------------------------------
John M. Keough, Production Manager            Edward J. Walsh, Committee Member
Lender's Bagel Bakery                         BC&T/GM Local 429


/s/ Karen A. Prokop                           /s/ Sandra L. Dorman
-------------------------------------------   ----------------------------------
Karen A. Prokop, Human Resource Generalist    Sandra L. Dorman, Committee Member
Lender's Bagel Bakery                         BC&T/GM Local 429

                                              /s/ David A. Urban
                                              ----------------------------------
                                              David A. Urban, Committee Member
                                              BC&T/GM Local 429

                       SCHEDULE "A" OF AGREEMENT BETWEEN
                             AURORA FOODS INC. AND
            BAKERY, CONFECTIONERY, TOBACCO WORKERS & GRAIN MILLERS'
                   INTERNATIONAL UNION OF AMERICA, LOCAL 429
                          DATED AS OF JANUARY 12, 2001

                                 WAGE SCHEDULE
                                 -------------

                     Effective  Effective  Effective  Effective  Effective
CLASSIFICATION        09/02/01   09/01/02   08/31/03   08/29/04   08/28/05
-------------------  ---------  ---------  ---------  ---------  ---------
Maintenance          $   14.93  $   15.43  $   15.93  $   16.43  $   16.93
Employees

Production &         $   13.87  $   14.37  $   14.87  $   15.37  $   15.87
Quality Assurance
Employees

Shippers             $   13.27  $   13.77  $   14.27  $   14.77  $   15.27

Packers, Sanitors    $   13.02  $   13.52  $   14.02  $   14.52  $   15.02
and Helpers

    Any Employee receiving a higher rate than specified in this Agreement, his/her hourly rate shall not be reduced under any condition.

    New, inexperienced Employees hired after August 31, 1995 shall be paid at the rate of seventy percent (70%) of the job rate in the classification in which the Employee is working for the first six (6) months, eighty percent (80%) of the job rate for the second six (6) months, and ninety percent (90%) for the third six (6) months. Thereafter, the Employee shall receive the rate of the classification. If an Employee has worked in the industry and has completed the necessary time requirements and leaves such company and resumes work with the same company or another company in the industry and still maintains the skills and ability, such Employee will not be required to meet the time requirements again, and will receive the rate stated in the classification the Employee is working.